UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 29, 2013

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to an asset purchase agreement dated September 12, 2012, the Company sold the Pharmalicensing, Global Licensing, Pharma Transfer and Knowledge Express operating divisions to IP Technology Exchange, Inc. (“IP Tech Ex”) effective as of August 31, 2012. These divisions operated out of the United States and the United Kingdom as part of the Company’s intelligence and insights services segment. Under the terms of the original agreement, the Company was receive $2,000,000, consisting of (i) a lump-sum payment of $600,000 upon closing, (ii) the assumption of approximately $70,000 of debt relating to the divisions, (iii) quarterly payments of $100,000 through August 2014, and (iv) payment of the remaining balance on September 1, 2014. In addition, IP Tech Ex was entitled to a $125,000 reduction in the purchase price if all amounts were paid to the Company by May 1, 2013. The outstanding balance accrues interest at 5% per annum.

On May 21, 2013, the Company’s Board of Directors approved an amendment to the original agreement from IP Tech Ex in return for the acceleration of the payments on the note. IP Tech Ex agreed to make a $400,000 payment on May 29, 2013 and $300,000 in December 2014 in full satisfaction of the note. Accordingly, the Company recorded a loss of approximately $489,000 during the first quarter of 2013 related to the write-down of this note to its net realizable value of $700,000.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 above is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment to Asset Purchase Agreement, dated May 29, 2013, between Innovaro, Inc., Innovaro Europe, Ltd. and IP Technology Exchange, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2013	INNOVARO, INC.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer